Exhibit 5.1
September 28, 2005

Board of Trustees
Colonial Properties Trust,
as General Partner of Colonial Realty
Limited Partnership
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202
Ladies and Gentlemen:
            We are acting as counsel to Colonial Realty Limited Partnership, a Delaware limited partnership (the “Partnership”), of which Colonial Properties Trust, an Alabama real estate investment trust (“CPT”), is the sole general partner, in connection with the Partnership’s registration statement on Form S-3 (File No. 333-126086) (the “Registration Statement”) filed with the Securities and Exchange Commission and relating to the proposed public offering of the Partnership’s unsecured debt securities that may be offered and sold by the Partnership from time to time as set forth in a prospectus and one or more supplements thereto, all of which form a part of the Registration Statement. This opinion letter is rendered in connection with the proposed public offering of $325,000,000 aggregate principal amount of the Partnership’s 5.50% Senior Notes due 2015 (the “Notes”) as described in a Prospectus dated July 11, 2005 (the “Base Prospectus”), as supplemented by a Prospectus Supplement dated September 21, 2005 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
            For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	An executed copy of the Registration Statement.

Board of Trustee
September 28, 2005

2.	The Base Prospectus and the Prospectus Supplement.

3.	Executed copy of the Indenture, dated as of July 22, 1996, as supplemented on December 31, 1998 (the “Indenture”), between the Partnership and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee (the “Trustee”).

4.	Form of Officers’ Certificate setting forth the terms of the Notes.

5.	Specimen copy of the Note.

6.	Certificate of Limited Partnership of the Partnership, as certified by the Secretary of State of the State of Delaware on September 7, 2005 and as certified as of the date hereof by the Secretary of CPT, in its capacity as general partner of the Partnership, as being complete, accurate and in effect.

7.	Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 19, 1999, as amended, and as certified as of the date hereof by the Secretary of CPT, in its capacity as general partner of the Partnership, as being complete, accurate and in effect.

8.	Declaration of Trust of CPT, as amended, as certified by the Secretary of State of the State of Alabama on September 16, 2005, and as certified by the Secretary of CPT as of the date hereof as being complete, accurate and in effect.

9.	Bylaws of CPT, as certified by the Secretary of CPT as of the date hereof as being complete, accurate and in effect.

10.	Resolutions of the Executive Committee of the Board of Directors of Colonial Properties Holding Company, Inc., as predecessor entity to CPT, adopted at a meeting held on July 2, 1996, relating to the Indenture, resolutions adopted on June 23, 2005 by unanimous written consent of the Board of Trustees of CPT, relating to the filing by the Partnership of the Registration Statement and related matters, resolutions of the Executive Committee of the Board of Trustees of CPT adopted at a meeting

Board of Trustee
September 28, 2005

held on August 30, 2005 relating to, among other things, the sale and issuance of debt securities of the Partnership pursuant to the Registration Statement, and resolutions adopted by written consent of the sole member of the Pricing Committee of the Board of Trustees of CPT on September 21, 2005, relating to the establishment of the terms of, and the sale and authorization of, the Notes by the Partnership and arrangements in connection therewith, each as certified by the Secretary of CPT on the date hereof as being complete, accurate and in effect (collectively, the “Resolutions”).

11.	Opinion letter, of even date herewith, of Sirote & Permutt, P.C., special counsel to the Partnership in the State of Alabama.
            In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
            For the purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Partnership, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

Board of Trustee
September 28, 2005

            This opinion letter is based as to matters of law solely on applicable provisions of (i) the Delaware Revised Uniform Limited Partnership Act, as amended, (ii) the Alabama Real Estate Investment Trust Act of 1995 and (iii) the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Alabama Real Estate Investment Trust Act of 1995,” and “Delaware Revised Uniform Limited Partnership Act” include the statutory provisions contained therein, all applicable provisions of the Alabama Constitution and the Delaware Constitution, respectively, and reported judicial decisions interpreting these laws. In rendering this opinion letter, we are relying, to the extent that the laws of Alabama (including, but not limited to, the Alabama Real Estate Investment Trust Act of 1995) are relevant (without any independent verification or investigation), upon the opinion letter of Sirote & Permutt, P.C., special counsel to the Partnership in the State of Alabama, referred to in paragraph 11 above, with respect to the matters addressed therein.
            Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Partnership and that, following (i) receipt by the Partnership of the consideration specified in the Resolutions, and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Partnership.
            In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
            We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared for your use in connection with the filing by the Partnership of its Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof.
* * * * *

Board of Trustee
September 28, 2005

            We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Base Prospectus and Prospectus Supplement, each of which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.